                            As filed with the Securities and Exchange Commission
                                       Registration No. 333-____________________

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    Form S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ------------------

                       THE L. L. KNICKERBOCKER CO., INC.
             (Exact name of registrant as specified in its charter)

             California                                        33-0230641
(State or jurisdiction of incorporation                    (I.R.S. Employer
          or organization)                                Identification No.)

                           25800 Commercentre Drive
                         Lake Forest, California 92630
                                (714) 595-7900
 (Address and telephone number of Registrant's principal executive offices and principal place of business)

                ----------------------------------------------

                           Gerald A. Margolis, Esq.
                      9595 Wilshire Boulevard, Suite 900
                        Beverly Hills, California 90212
                                (310) 550-0555
           (Name, address and telephone number of agent for service)

                         Copies of communications to:

                            William R. Black, Esq.
                           25800 Commercentre Drive
                         Lake Forest, California 92630
                                (714) 595-7900

     Approximate date of proposed sale to the public ............ From time to time following the effective date of this Registration Statement

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following
box                                                                          [_]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, please check the following box                           [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective
registration statement for the same offering                   [_] _____________

     If this Form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement
for the same offering                                          [_] _____________

     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box                                               [_]

                        CALCULATION OF REGISTRATION FEE

======================================================================================================
 Title of each class    Amount to be    Proposed maximum      Proposed maximum      Amount of
 of securities to be    registered      offering price per    aggregate offering    registration fee
 registered                             Share(1)              price(1)

 Common Stock(2)        1,121,000(4)    $8.00                 $8,968,000            $2,718.33
 Common Stock(3)          119,000(4)    $8.00                 $  952,000            $  288.67
 Total registration
 fee                                                                                $3,007.00
======================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457.
(2)  Shares issuable upon conversion of 6% Convertible Debentures.
(3)  Shares issuable upon exercise of Stock Purchase Warrants.
(4) Pursuant to Rule 416 of the Securities Act, Selling Stockholders may also offer and sell shares of Common Stock issued with respect to the Convertible Debentures and the Stock Purchase Warrants as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of changes in the conversion price of the Convertible Debentures in accordance with the terms thereof).

Prospectus

Subject to completion
Dated September ___, 1997



                       THE L. L. KNICKERBOCKER CO., INC.



                        1,240,000 Shares of Common Stock


     This Prospectus relates to the offer and sale by the selling stockholders named herein (the "Selling Stockholders"), from time to time, of up to 1,240,000 shares (the "Shares") of common stock, no par value ("Common Stock"), of The
L. L. Knickerbocker Co., Inc., a California corporation (the "Company"). The Shares are issuable by the Company upon conversion by the Selling Stockholders of 6% convertible debentures, due September 7, 2000, in the aggregate principal amount of $5,000,000 (the "Convertible Debentures") and upon exercise by the Selling Stockholders of warrants to acquire shares of Common Stock (the " Stock Purchase Warrants"). This Prospectus also covers, pursuant to Rule 416 of the Securities Act of 1933, as amended (the "Act"), the offer and sale by the Selling Stockholders of any and all shares of Common Stock issued with respect to the Convertible Debentures and the Stock Purchase Warrants as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of changes in the conversion price of the Convertible Debentures in accordance with the terms thereof). The shares of Common Stock covered under the Registration Statement of which this Prospectus is a part (the "Offered Shares") may be offered for sale from time to time by or for the account of such Selling Stockholders in the open market, on the NASDAQ National Market System, in privately negotiated transactions, in an underwritten offering, or in a combination of such methods, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Offered Shares are intended to be sold through one or more broker-dealers or directly to purchasers. Such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Offered Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the Offered Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of the Offered Shares as principals may be deemed underwriting compensation under the Act. See "Selling Stockholders" and "Plan of Distribution."

     The Common Stock of the Company is currently trading on the NASDAQ National Market System under the symbol "KNIC." On September 29, 1997, the closing price per share of the Company's Common Stock was $7.38.

     The Company will not receive any of the proceeds from the sale of the Offered Shares pursuant to this Prospectus. However, the Company will receive proceeds from the exercise of the Stock Purchase Warrants if the Stock Purchase Warrants are exercised. The Company has agreed to bear the expenses with respect to the offering and sale of the Offered Shares to the public, including the costs associated with the registration of the Offered Shares under the Act and preparing and printing this Prospectus. Normal underwriting commissions and broker fees, however, as well as any applicable transfer taxes, are payable individually by the Selling Stockholders.

                            -----------------------

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK WHICH INVESTORS SHOULD CAREFULLY CONSIDER. SEE "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR NOR HAS THE COMMISSION OR ANY STATE SECURITIES ADMINISTRATOR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            -----------------------

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state.



             * * * * * * * * * * * * * * * * * * * * * * * * * * *
             The date of this Prospectus is ________________, 1997

                             AVAILABLE INFORMATION

     The Registrant is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, DC 20549, and at the following regional offices of the
Commission: 75 Park Place, New York, NY 10007; and the Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, IL 60621; and copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Judiciary Plaza, Washington, DC 20549 at prescribed rates. The Commission maintains a Web site that contains reports, proxy and informational statements electronically filed with the Commission. The address of such site is http://www.sec.gov.

     The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Act with respect to the Offered Shares. This Prospectus is part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement and the documents incorporated herein by reference and attached hereto. Such additional information may be obtained from the Commission's principal office in Washington, DC.


               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

     The following documents have been filed by the Company with the Securities and Exchange Commission, and are specifically incorporated by reference into this Prospectus:

     (a) the Company's annual report on Form 10-KSB, amended by Form 10-KSB/A, for the fiscal year ended December 31, 1996,

     (b) all other reports filed by the Company pursuant to Section 13(a) or 13(d) or 15(d) of the Exchange Act after the fiscal year ended December 31, 1996, and

     (c) the description of the Company's Common Stock contained in the registration statement filed by the Company pursuant to Section 12 of the Exchange Act.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been incorporated into this Prospectus by reference (other than exhibits to such documents). Requests for such copies should be directed to Ms. Peggy Vicioso, Executive Vice President, The L.L. Knickerbocker Co.,Inc., 25800 Commercentre Drive, Lake Forest, CA 92630, telephone (714) 595-7900.

                                  THE COMPANY

     The L. L. Knickerbocker Co., Inc., a California corporation (the "Company") was formed in 1985 under the name International Beauty Supply, Ltd. In 1993, the articles of incorporation were amended, changing the name of the corporation to the Company's current name, "The L. L. Knickerbocker Co., Inc." The Company completed an initial public offering of common stock and warrants on January 25, 1995. On August 30, 1995, the Board of Directors approved a five for one split of the Company's common stock and the increase of the number of authorized shares of its common stock to 100,000,000.

     The Company markets a variety of branded consumer items ("Brands"), including collectibles, costume and fine jewelry, fashion accessories, patented consumer products and consumables. The Company strives to deliver value to the consumer through product design and quality, together with a fair price. The goal is to create and build each Brand to the point where the Brand can be marketed through a variety of distribution channels.

     The manufacturing of non-jewelry items is out-sourced to a variety of manufacturers that consistently deliver high-quality products. Jewelry operations are vertically integrated, and most of the design, stone sourcing, advanced stone cutting, and jewelry manufacturing is performed by in-house personnel. The Brands are marketed domestically and internationally through diverse channels of distribution, including but not limited to, the television shopping industry, direct response print advertisements, direct mail, catalog, retail outlets and the Internet. Celebrity spokespersons contribute to many of the marketing efforts. These celebrities are chosen carefully on the basis of name recognition, communications ability and a personal commitment to participate in the programs.

     The Company's current Brands include: Marie Osmond Fine Porcelain Collector Dolls, Annette Funicello Collectible Bears, The Knickerbocker Collectible Toy Company, Bob Mackie Legendary Beauties, The Georgetown Collection, The Magic Attic Catalog, The Magic Attic Press, Barbara Mandrell Costume Jewelry, Nolan Miller Costume Jewelry, Kenneth Jay Lane Costume Jewelry, Pilar Crespi Costume Jewelry, Harlyn International Fine Jewelry, Mary McFadden Fashion Accessories, Dennis Basso Fashion Accessories, Framm Accessories, ECT Ionizer, Fit & Firm(TM) by Florence Griffith Joyner, Life Time of Skincare Facial Steamer, and Anushka Body Contouring Spa System.

     During 1996, the Company vertically integrated and expanded its Brands and distribution channels through (i) the acquisition of Grant King International Co., Ltd., a jewelry design and development company; Harlyn International Company, Ltd., a fine jewelry company with international distribution; and S.L.S. Trading Co., Ltd., a cutting and gemstone business, all located in Bangkok Thailand; (ii) acquisition of Krasner Group, Inc., with costume jewelry and accessories manufacturing and marketing operations based in New York;
(iii) merger of the operations of Grant King International Co., Ltd. and S.L.S. Trading Co., Ltd. into a Thai corporation which was acquired and renamed The L.L. Knickerbocker (Thai) Company, Ltd.; and (iv) acquisition of approximately 82% of the outstanding stock of Georgetown Collection, Inc., a collectible doll company with operations in Portland, Maine, and its wholly owned subsidiary, Magic Attic Press, Inc., a book publishing company with operations in Portland, Maine.

     The Company also invests in companies whose innovative ideas have potential to make a significant contribution to the Company's own financial success. These investments include a 38.3% equity interest in Pure Energy Corporation, which is developing an alternative fuel, and a 25% equity interest in Ontro, Inc. (formerly Self Heating Container Corporation of California) and Insta-Heat, Inc., which develop self-heating containers for a variety of food products.

     The Company's general 5 year growth plan consists of expanding the current Brands by introducing new product categories into the existing Brands, expanding distribution of the Brands internationally, exploring acquisition opportunities that provide complementary Brands for current distribution channels and additional distribution channels, and continuing to review new products and develop new Brands. There can be no assurance, however, that any of these products or investments will prove successful.

     The mailing address, street address and telephone number for the principal executive offices of the Company are 25800 Commercentre Drive, Lake Forest, California 92630 (714) 595-7900.

                                  RISK FACTORS

     An investment in the shares being offered by this Prospectus involves a high degree of risk. In addition, this Prospectus contains forward-looking statements within the meaning of the safe harbor provisions of Section 27A of the Securities Act and Section 21E of the Exchange Act that involve risk and uncertainties. The Company's actual results could differ materially from those anticipated in such forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. Accordingly, prospective investors should consider carefully the following risk factors, in addition to the other information contained in this Prospectus and the documents incorporated by reference in this Prospectus concerning the Company and its business, before purchasing the shares offered hereby.

Dependence on Significant Customers

     During the fiscal year ended December 31, 1996 and the six months ended June 30, 1997, two of the Company's customers, QVC Network and HSN, cable shopping networks which run programs to market the Company's products, accounted for approximately 43.0% of the Company's revenues. In addition, QVC Network provides a direct or transferrable letter of credit with its purchase orders and the Company is materially dependent on this production financing in order to fill its orders. The Company may continue to be dependent on this or other significant customers, the loss of which could adversely affect the Company's business.

Dependence on Key Product Line

     During the fiscal year ended December 31, 1996 and the six months ended June 30, 1997, one key product line, the Marie Osmond Collectibles, accounted for approximately 21.4% of the Company's sales. The Company has been marketing this product line through QVC and the Walt Disney Company since 1991, and the Company has a contract with Marie, Inc. to develop and promote the product line for five years, with a five year renewal option. The contract for development and promotion of the product is dependent on minimum royalties being paid to Marie, Inc., however, and the continuing sales of the product line is dependent on the continued acceptance of the product line by QVC. There can be no assurance that the Company will be able to maintain the present volume of sales of the Marie Osmond Collectibles product line, the loss of which could adversely affect the Company's business.

Dependence on Key Personnel

     The Company is dependent on its executive officers, the loss of any one of whom would have an adverse effect on the Company. While the Company has employment agreements with its President, Executive Vice President, Chief Financial Officer and Vice President for a term of five years beginning July 1, 1996, with an option exercisable by the Company to extend the agreements for an additional five years, unforeseen circumstances could cause these persons to no longer be able to render their services to the Company. The Company maintains key-man life insurance on the life of Mr. Louis L. Knickerbocker in the amount of $1,000,000.

Dependence on New Products

     The Company's future growth will be dependent on its ability to identify and develop products which can be sold through the home shopping industry and infomercials at acceptable profit margins, to acquire necessary rights to market and distribute such products, and to enter into arrangements with third-party manufacturers to produce the products. There can be no assurance that the Company will be successful in identifying and developing quality products that may be successfully marketed through the home shopping industry and infomercials, in acquiring the rights to such products, or in obtaining adequate supplies of such products from third-party manufacturers. A failure to identify and develop new products for marketing through the home shopping industry or infomercials would have a detrimental impact on the Company's future performance.

Dependence on Independent Contractor Artists and Celebrities

     The Company relies on independent contractor artists to provide design work in the development of products and programs. Additionally, a significant factor in the Company's ability to market its products and programs to its customers is the Company's ability to secure contracts with celebrities who will become involved in the development of products and act as spokespersons for those products. The contracts with celebrities and others are further contingent upon the Company meeting its minimum royalty obligations under those contracts. The continued success of the Company is dependent on its ability to attract and retain such independent contractor artists and celebrity spokespersons. There can be no assurance that the Company will be able to recruit and retain such personnel.

Industry Trends

     The Company's historical growth has been based in part on both the evolution of consumer tastes and preferences toward the Company's products and the emergence of the direct marketing home shopping and infomercial segments. While the Company is planning expansion into other direct marketing segments such as mail order and catalogs, the viability among consumers of the home shopping and infomercial marketing segments will remain key to the Company's future operations. A change in consumer tastes and preferences regarding the Company's products and the home shopping and infomercial marketing segments may have an adverse effect on the Company's results of operations. There can be no assurance that consumer tastes and preferences will continue to favor the Company's products and marketing segments.

Competition

     The growth of the home shopping and infomercial industries has given rise to fierce competition among product merchandisers for sales of products and programs through the home shopping networks. The home shopping channels are finite in number and have only 24 hours per day to air products. Air time during the "prime time" viewing hours is especially limited. As a result, the buyers for home shopping channels choose products which they feel are most likely to provide them the highest response and return. The continued growth of the Company is dependent on its ability to compete effectively with other companies for the limited air time and purchasing decisions of the home shopping channels. While the barriers to entry in the home shopping market are significant due to the selectiveness of the buyers for the home shopping channels, the competitive efforts of other large, well financed merchandisers may have an adverse effect on the Company's results from operations.

Risks of Foreign Manufacturing

     The Company maintains operations in Bangkok, Thailand and contracts for the manufacture of its products in Thailand, Hong Kong, Taiwan, China and other foreign countries. As such, the Company is subject to the following risks inherent in foreign manufacturing: fluctuations in currency exchange rates; economic and political instability; transportation delays; restrictive actions by foreign governments; nationalizations; the laws and policies of the United States affecting the importation of goods (including duties, quotas and taxes); and trade and foreign tax laws. In particular, the Company's costs could be affected adversely on a short term basis if the currency of any country in which the Company conducts business appreciated significantly relative to the United States dollar.

     Substantially all of the Company's products are subject to United States customs duties and regulations pertaining to the importation of goods. The United States and the countries in which the Company's goods are manufactured may, from time to time, impose new duties, tariffs, quotas or other charges or restrictions, or adjust presently prevailing quotas, duties or tariff levels, which could adversely the Company's financial condition or results from operations or its ability to continue to import products at current or increased levels. The Company cannot predict what regulatory changes may occur or the type or amount of any financial impact on the Company which those changes may have in the future.

Product Liability and Other Claims

     The Company faces an inherent business risk of exposure to product liability costs in the event that claims arise out of problems associated with the use of the Company's products. The Company has not experienced any material product liability costs or claims, however, the Company carries a policy of product liability insurance against such contingencies. While the Company will continue to attempt to take appropriate precautions, there can be no assurance that it will avoid significant product liability exposure or that there will not be a product liability claim in the future. The Company seeks to obligate clients and suppliers of products to maintain product liability insurance coverage for the benefit of the Company and to indemnify the Company against such product liability. There can be no assurance, however, that such arrangements can be made, or if made, will be effective to insulate the Company from such claims. The Company may also be subject to other legal claims, such as unfair competition and trademark infringement. Any legal claims, if brought, could materially adversely affect the business or financial condition of the Company. The Company maintains a policy of advertiser's liability insurance and a policy of director's and officer's liability insurance. There can be no assurance, however, that the liability insurance policies maintained by the Company will be effective to insulate the Company from all covered claims.

Control by Existing Shareholders

     The Common Stock currently owned beneficially by the President and a Vice President of the Company represents approximately 38.46% of the outstanding Common Stock. Accordingly, such persons will be able to control the Board of Directors of the Company and to direct the Company's affairs. The Company's Articles of Incorporation and by-laws do permit cumulative voting, however the founding shareholders of the Company will continue to exercise control over the Company's business and affairs.

Common Stock Eligible for Future Sale

     Approximately 36.8% of the Company's outstanding shares of Common Stock are "restricted securities" and may in the future be sold in compliance with Rule 144 adopted under the Act. Rule 144 generally provides that beneficial owners of Common Stock who have held such Common Stock for two years may sell within a three-month period a number of shares not exceeding 1% of the total outstanding shares or the average trading volume of the shares during the four
calendar weeks preceding such sale.   Future sales of restricted Common Stock
under Rule 144 could negatively impact the market price of the Common Stock.

Absence of Dividends

     The Company has never paid any cash dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. Instead, the Company intends to apply any earnings to the expansion and development of its business.

Future Capital Requirements

     In order to realize its objectives, the Company may have need for additional capital in the future. If so, the Company intends to seek such capital through public or private borrowing or equity financings. Any additional equity financings may be dilutive to shareholders and debt financing, if available, may involve restrictions on Common Stock dividends. Adequate funds, whether through financial markets or other arrangements with corporate partners or from other sources, may not be available when needed or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its product development, market development and corporate development programs with an adverse effect on the Company's future performance.

Investments in Other Lines of Business

     The Company has invested in several startup companies with innovative products under development but who have no historical operational or financial results. These investments include a 38.3% equity interest in Pure Energy Corporation, which is developing a proprietary, patented alternative fuel, and a 25% equity interest in Ontro, Inc. (formerly Self Heating Container Corporation of California) and Intsa-Heat, Inc., which develop self-heating containers for a variety of food products. If successful, these equity investments could contribute to the financial success of the Company. If unsuccessful, the Company could lose the value of its investment in these companies, approximately $2.5 million. There can be no assurance that these products investments will prove successful.


                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Offered Shares by the Selling Stockholders. The Company will receive proceeds from the exercise of the Stock Purchase Warrants, and will use such proceeds for general corporate purposes and working capital.


                              SELLING STOCKHOLDERS

     The following table sets forth the names of the selling stockholders (the "Selling Stockholders"), the number of shares of Common Stock beneficially owned by such Selling Stockholders as of September 29, 1997 and the number of Offered Shares which may be offered for sale pursuant to this Prospectus by each Selling Stockholder. None of the Selling Stockholders has held any position, office or other material relationship with the Company or any of its affiliates within the last three years other than as a result of his or its ownership of shares of Common Stock. The Offered Shares may be offered from time to time by the Selling Stockholders named below. However, such Selling Stockholders are under no obligation to sell all or any portion of such Offered Shares, nor are such Selling Stockholders obligated to sell any such Offered Shares immediately under this Prospectus. All information with respect to share ownership has been furnished by the Selling Stockholders. Because the Selling Stockholders may sell all or part of their Offered Shares, no estimates can be given as to the number of shares of Common Stock that will be held by any Selling Stockholder upon termination of any offering made hereby.

     Pursuant to Rule 416 of the Act, Selling Stockholders may also offer and sell shares of Common Stock issued with respect to the Convertible Debentures and the Stock Purchase Warrants as a result of stock splits, stock dividends and anti-dilution provisions (including by reason of changes in the conversion price of the Convertible Debentures in accordance with the terms thereof).


                                       Beneficial              Maximum                       Beneficial
                                      ownership of         number of shares            ownership and percentage
                                     Common Stock at       of Common Stock            of Common Stock after sale
     Name                           September 29, 1997     approved for sale          Number             Percent
     ----                           ------------------     -----------------          ------             -------
Capital Ventures International         1,240,000(1)          1,240,000(1)               0(2)               0(2)

     Total                             1,240,000             1,240,000                  0                  0
---------------------------------------

(1) Includes shares of Common Stock which may be acquired through conversion of Convertible Debentures and shares of Common Stock which may be acquired upon exercise of Stock Purchase Warrants. Pursuant to a Securities Purchase Agreement dated September 8, 1997, between Capital Ventures International and the Company, Capital Ventures International purchased the Convertible Debentures and Stock Purchase Warrants for $5,000,000. The Convertible Debentures accrue interest at the rate of 6% per annum, and provide for the principal and accrued interest to be convertible into shares of the Company's Common Stock at a fixed conversion price of $8.51 for six months following September 8, 1997, and thereafter at the lower of the fixed conversion rate or a variable conversion rate based on a discount to the average price of the Company's Common Stock for a trading period preceding the conversion. The Stock Purchase Warrants provide for the purchase of shares of the Company's Common Stock at an exercise price of $9.99 per share. Except under certain circumstances, none of the Selling Stockholders is entitled to convert the Convertible Debentures or exercise the Stock Purchase Warrants to the extent that such exercise or conversion would cause the Selling Stockholder to beneficially own more than 4.99% of the total outstanding Common Stock of the Company. Therefore, the number of shares set forth herein and which a Selling Stockholder may sell pursuant to this Prospectus may exceed the number of shares such Selling Stockholder may beneficially own as determined pursuant to Section 13(d) of the Exchange Act. Moreover, pursuant to the regulations of the National Association of Securities Dealers, in the absence of stockholder approval, the aggregate number of shares of Common Stock issuable to the Selling Stockholders at a discount from market prices upon the conversion of the Convertible Debentures may not exceed 19.99% of the outstanding shares of Common Stock on September 8, 1997. Unless stockholder approval is obtained to issue shares of Common Stock in excess of the maximum amount set forth above, none of the Selling Stockholders will be entitled to acquire more than its proportionate share of such maximum amount. Any Convertible Debentures which may not be converted and any Stock Purchase Warrants which may not be exercised because of such limitation must be redeemed by the Company.

(2) Assumes the sale of all Offered Shares covered by this Prospectus. There is no assurance, however, that any of the Selling Stockholders will sell any or all of the Offered Shares registered hereunder.


                              PLAN OF DISTRIBUTION

     The Offered Shares may be sold or distributed from time to time by the Selling Stockholders, or by pledgees, donees or transferees of, or successors in interest to, the Selling Stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire Offered Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the Offered Shares may be effected in one or more of the following methods: (i) ordinary brokers' transactions, which may include long or short sales, (ii) transactions involving cross or block trades or otherwise on the NASDAQ National Market System, (iii) purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this Prospectus, (iv) "at the market" to or through market makers or into an existing market for the Common Stock, (v) in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents, (vi) through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
(vii) any combination of the foregoing, or by any other legally available means. In addition, the Selling Stockholders or their successors in interest may enter into hedging transactions with broker-dealers who may engage in short sales of Offered Shares in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders or their successors in interest may also enter into option or other transactions with broker-dealers that require the delivery by such broker-dealers of the Offered Shares, which Offered Shares may be resold thereafter pursuant to this Prospectus.

     Brokers, dealers, underwriters or agents participating in the distribution of the Offered Shares may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of Offered Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The Selling Stockholders and any broker-dealers acting in connection with the sale of the Offered Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Act, and any commissions received by them and any profit realized by them on the resale of Offered Shares as principals may be deemed underwriting compensation under the Act. Neither the Company, nor any Selling Stockholder can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the Offered Shares.

     Except for the exercise price of the Stock Purchase Warrants, the Company will not receive any proceeds from the sale of the Offered Shares pursuant to this Prospectus. The Company has agreed to bear the expenses of the registration of the shares, including legal and accounting fees, and such expenses are estimated to be $50,000.

     The Company has informed the Selling Stockholders that certain anti-manipulative rules contained in Regulation M under the Exchange Act may apply to their sales in the market and has furnished each Selling Stockholder with a copy of such Rule and has informed them of the need for delivery of copies of this Prospectus.

     Selling Stockholders may also use Rule 144 under the Act to sell the shares if they meet the criteria and conform to the requirements of such Rule.


                                    EXPERTS

     The financial statements incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-KSB, as amended, for the year ended December 31, 1996 have been audited by Deloitte & Touche LLP, independent auditors as stated in their report which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.


                                 LEGAL MATTERS

     Certain legal matters in connection with the legality of the securities offered hereby will be passed upon for the Company by Mr. William R. Black. Mr. Black is a member of the Board of Directors of the Company and owns beneficially 290,000 shares of the Company's Common Stock. None of the shares owned by Mr. Black are included in the shares to be offered hereby.


                                MATERIAL CHANGES

     There have been no material changes in the Company's affairs which have occurred since the end of the latest fiscal year for which certified financial statements were included in the latest annual report to securities holders and which have not been described in the report on Form 10-KSB/A filed August 5, 1997 under the Exchange Act.


                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     The By-Laws of the Company provide that the Company may indemnify any director, officer, agent or employee as specified in Section 317 of the California Corporations Code. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                       THE L. L. KNICKERBOCKER CO., INC.



                        1,240,000 Shares of Common Stock


     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Stockholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein is correct as of any time subsequent to its date.

                                    PART II


INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Expenses payable in connection with the distribution of the securities being registered (estimated except for the registration fee), all of which will be borne by the Company, are as follows:

          Registration Fee           $ 3,007.00
          Legal Fees and Expenses    $25,000.00
          Accounting fees            $10,000.00
          Miscellaneous Expenses     $11,993.00
                                     ----------
               Total                 $50,000.00
                                     ==========


Item 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The By-Laws of the Company provide that the Company may indemnify any Director, Officer, agent or employee as specified in Section 317 of the California Corporations Code (the "Code"). Specifically, Article X 4. of the Company's Amended By-Laws provides as follows:

     The corporation may indemnify any Director, Officer, agent or employee as to those liabilities and on those terms and conditions as are specified in Sec. 317 of the Code. In any event, the corporation shall have the right to purchase and maintain insurance on behalf of any such persons whether or not the corporation would have the power to indemnify such person against the liability insured against.

     Section 317 of the California Corporations Code provides that a corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any civil, criminal, administrative or investigative proceeding (other than an action by or in the right of the corporation to procure a judgment in its favor) by reason of the fact that the person is or was a director, officer, employee or other agent of the corporation, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with the proceeding if that person acted in good faith and in a manner the person reasonably believed to be in the best interests of the corporation and, in the case of a criminal proceeding, had no reasonable cause to believe the conduct of the person was unlawful.

     No indemnification shall be made under Section 317 in the event that: (i) the person seeking indemnification shall have been adjudged to be liable to the corporation and its shareholders, unless, and only to the extent that the court before which the proceeding was pending shall determine, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity to the extent that the court determines; (ii) the person seeks indemnity for amounts paid in settling or otherwise disposing of a pending action without court approval; or (iii) the person seeks indemnity for expenses incurred in defending a pending action which is settled or otherwise disposed of without court approval.

     Section 317 provides that indemnification under that section shall be made by the corporation only if authorized in the specific case, upon determination that indemnification is proper because the person has met the applicable standards of conduct set forth in subdivision 317(b) or 317(c), by (i) a majority vote of a quorum of directors who are not parties to the proceeding;
(ii) if such a quorum is not obtainable, by independent legal counsel in a written opinion; (iii) approval of the shareholders, with the shares owned by the person to be indemnified not entitled to vote thereon; or (iv) the court in which the proceeding is or was pending upon application made by the corporation or the person or the attorney or other person rendering services in connection with the defense, whether or not the application by the person or the attorney or other person rendering services in connection with the defense is opposed by the corporation.

     The indemnification provided for in Section 317 for acts, omissions or transactions while acting in the capacity of or while serving as, a director or officer of the corporation but not involving breach of duty to the corporation and its shareholders shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise, to the extent the additional rights to indemnification are authorized in the articles of incorporation. Additionally, Section 317 provides that the corporation shall have the power to purchase and maintain insurance on behalf of any agent of the corporation against any liability asserted against or incurred by the agent in that capacity or arising out of the agent's status as such whether or not the corporation would have the power to indemnify the agent against that liability under Section 317.

     The Registrant's Articles of Incorporation do not provide for additional rights to indemnification of directors, officers, employees or other agents, however the board of directors of the Registrant, by resolution has provided for the purchase and maintenance of liability insurance to cover the directors of the Registrant.

     Reference is hereby made to Item 17 entitled "Undertakings" of this Registration Statement for the Company's undertaking with respect to submitting claims for indemnification to a court of appropriate jurisdiction to determine the question of whether such indemnification is against public policy as expressed in the Securities Act of 1933, as amended.


Item 16.    EXHIBITS*

          3.1       Amended Articles of Incorporation of the Registrant**

          3.2       Amended By-Laws of the Registrant**

          4.1       Securities Purchase Agreement dated September 8, 1997***

          4.2       Form of 6% Convertible Debenture***

          4.3       Form of Stock Purchase Warrant***

          4.4       Registration Rights Agreement***

          5.        Opinion of William R. Black ***

          23.1      Consent of William R. Black (included in Exhibit 5).***

          23.2      Consent of Deloitte & Touche, LLP***

-------------------

* Exhibits 2, 8, 12, 15, 25, 26, 27, 28 and 99 have been omitted because they are not applicable.
** Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 33-85230-LA).
***  Filed herewith.

Item 17.    UNDERTAKINGS

     The undersigned Registrant hereby undertakes:

     (a) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;

          provided, however, that paragraphs (a)(i) and (ii) do not apply if the
          --------  -------
          information required to be included in a post-effective amendment by those paragraphs is contained in the periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

     (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (d) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described under Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is. therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lake Forest, State of California on September 29, 1997.

                         THE L. L. KNICKERBOCKER CO., INC.
                         (Registrant)


                         By:     /s/ Louis L. Knickerbocker
                              ----------------------------------------------
                              Name:  Louis L. Knickerbocker
                              Title: President, Chief Executive Officer and Chairman


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


          Name                          Title                          Date
          ----                          -----                          ----


       /s/  Louis L. Knickerbocker      President, Chief Executive    9/29/97
     -------------------------------                                -----------
     Louis L. Knickerbocker             Officer and Chairman


       /s/   Anthony P. Shutts          Chief Financial Officer       9/29/97
     -------------------------------                                -----------
     Anthony P. Shutts                  and Director


       /s/   Gerald Margolis            Director                      9/29/97
     -------------------------------                                -----------
     Gerald Margolis


       /s/  Farrah Fawcett              Director                      9/29/97
     -------------------------------                                -----------
     Farrah Fawcett


       /s/  William R. Black            Director                      9/29/97
     -------------------------------                                -----------
     William R. Black


       /s/ F. Rene Alvarez, Jr.         Director                      9/29/97
     -------------------------------                                -----------
     F. Rene Alvarez, Jr.

                                 EXHIBIT INDEX
                                 -------------


Number    Description
------    -----------

3.1       Amended Articles of Incorporation of the Registrant**

3.2       Amended By-Laws of the Registrant**

4.1       Securities Purchase Agreement dated September 8, 1997***

4.2       Form of 6% Convertible Debenture***

4.3       Form of Stock Purchase Warrant***

4.4       Registration Rights Agreement***

5.        Opinion of William R. Black***

23.1      Consent of William R. Black (included in Exhibit 5).***

23.2      Consent of Deloitte & Touche, LLP***

--------------------

* Exhibits 2, 8, 12, 15, 25, 26, 27, 28 and 99 have been omitted because they are not applicable.
** Incorporated by reference to the Company's Registration Statement on Form SB-2 (File No. 33-85230-LA).
***  Filed herewith.